Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-189415

PROSPECTUS

CRUMBS BAKE SHOP, INC.

8,448,107 Shares of Common Stock, par value $0.0001 per Share

This prospectus covers the resale or other disposition by the selling stockholders named in the section of this prospectus entitled “SELLING STOCKHOLDERS”, their donees, pledgees, transferees or other successors-in-interest, whom we refer to as the “Selling Stockholders”, of up to 8,448,107 shares of the common stock of Crumbs Bake Shop, Inc. that may be issued upon the conversion of the outstanding principal balance due under our senior convertible notes, which we refer to as the “Notes”, and of the interest and late charges that accrue on such outstanding principal balance. A discussion of the Notes and the circumstances under which the shares may be issued is contained in the “DESCRIPTION OF THE CONVERTIBLE NOTES” section of this prospectus.

See the section of this prospectus entitled “PLAN OF DISTRIBUTION” for a description of how the Selling Stockholders may sell or otherwise dispose of the shares covered by this prospectus. The Company does not know if, in what amounts or when the Selling Stockholders will offer, sell or otherwise dispose of their shares.

The Company will not receive any of the proceeds from the sale or other disposition of the shares covered hereby by the Selling Stockholders. The Company has agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

The Company’s common stock is listed on the NASDAQ Capital Market under the symbol “CRMB”. On September 3, 2013, the closing sales price of the Company’s common stock on the NASDAQ Capital Market was $1.18 per share. You are urged to obtain current market quotations of the Company’s common stock.

Investing in these securities involves certain risks. See “RISK FACTORS” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company’s principal executive offices are located at 110 West 40th Street, Suite 2100, New York, New York 10018 and its telephone number is (212) 221-7105.

The date of this Prospectus is September 4, 2013

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	1

PROSPECTUS SUMMARY	3

RISK FACTORS	4

USE OF PROCEEDS	15

SELLING STOCKHOLDERS	15

PLAN OF DISTRIBUTION	17

DESCRIPTION OF THE CONVERTIBLE NOTES	19

EXPERTS	24

LEGAL MATTERS	24

WHERE YOU CAN FIND MORE INFORMATION	24

DOCUMENTS INCORPORATED BY REFERENCE	25

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) to permit the Selling Stockholders to offer and sell, from time to time in one or more offerings, the securities described in this prospectus. The Company has agreed to pay the expenses incurred in registering these securities, including legal and accounting fees.

Brokers or dealers effecting transactions in the securities covered by this prospectus should confirm that the securities are registered under applicable state securities laws or that an exemption from registration is available.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither the Company nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of the securities under this prospectus. The Company’s business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You should carefully read this entire prospectus, especially the section entitled “RISK FACTORS” on page 4, before making a decision to invest in any of the securities. Before buying any of the securities, you should also carefully read the additional information contained under the headings “WHERE YOU CAN FIND MORE INFORMATION” on page 24 and “DOCUMENTS INCORPORATED BY REFERENCE” on page 25.

Unless otherwise mentioned or unless the context requires otherwise, references in this prospectus to the “Company” refer to Crumbs Bake Shop, Inc. and references in this prospectus to “we”, “our”, and “us” refer to the Company and its consolidated subsidiaries.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by the words “anticipate”, “estimate”, “plan”, “project”, “continuing”, “ongoing”, “target”, “aim”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could”, or the negative of those words and other comparable words. You should be aware that those statements reflect only the Company’s predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	our ability to achieve and manage the growth of the Crumbs Bake Shop brand and operations, including expansion into new and within existing markets;
•	that any projections, including earnings, revenue, expenses, synergies, margins or any other financial items are not realized;
•	our ability to maintain relationships with customers, employees, suppliers and lessors;
•	the loss of key personnel;
•	our ability to successfully implement new strategies, including, without limitation, real estate exit strategies;
•	the effects of geographic concentration and regional factors impacting local economies;
•	the competition for real estate and our ability to negotiate, renew and/or strategically exit leases;
•	a reduction in industry profit margin;

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•	the effects of disruptions in its supply chain;
•	the effects of changing interpretations of generally accepted accounting principles;
•	the effects of changing legislation and regulatory environments;
•	the Company’s ability to continue to meet the NASDAQ Capital Market continuing listing standards;
•	the general volatility of the market prices of the Company’s securities;
•	general economic conditions;
•	our ability to continue to comply with government regulations;
•	the effects of weather, Act of God, and other conditions beyond the Company’s control on its business and operations; and
•	our exposure to operating hazards.

The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures that the Company makes on related subjects in the periodic and current reports that it files with the Commission. Also note that the Company provides cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to its businesses in its periodic and current reports to the Commission incorporated by reference herein and in prospectus supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause the Company’s actual results to differ materially from expected and historical results.

The Company notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

The following is only a summary of some of the information contained or incorporated by reference in this prospectus which the Company believes to be important to investors. The Company has selected highlights of material aspects of its business to be included in this summary. The Company urges you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in the Company’s securities involves risks. Therefore, you should carefully consider the information provided under the heading “RISK FACTORS” on page 4.

Business

The Company is a Delaware corporation organized in October 2009 under the name 57th Street General Acquisition Corp. (“57th Street”). 57th Street was organized as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. On January 9, 2011, 57th Street, 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings, LLC, a Delaware limited liability company (“Holdings”), the members of Holdings immediately prior to the consummation of the Merger (individually, a “Member” or, collectively, the “Members”) and the representatives of the Members and Holdings, entered into a Business Combination Agreement, amended on each of February 18, 2011, March 17, 2011 and April 7, 2011 (the “Business Combination Agreement”), pursuant to which Merger Sub merged with and into Holdings with Holdings surviving the Merger as a non-wholly owned subsidiary of the Company (the “Merger”). Following the Merger, in October 2011, 57th Street changed its name to Crumbs Bake Shop, Inc. to reflect the nature of its business more accurately.

The Company, through its consolidated subsidiary, Holdings, engages in the business of selling a wide variety of cupcakes, cakes, pies, cookies and other baked goods as well as hot and cold beverages under the trade name Crumbs Bake Shop. Cupcake sales have historically comprised the majority of our business. We believe that our baked goods appeal to a wide demographic of customers who span a broad range of socio-economic classes. We operate in urban, suburban, commercial, and residential markets. In addition to our street locations, we have stores in the transportation hubs of Union Station in Washington, D.C. and Newark Liberty International Airport in Newark, New Jersey. More recently, we have expanded into key super-regional shopping malls in the New Hampshire to Virginia corridor and in Chicago, Illinois.

As of June 30, 2013, there were 75 Crumbs Bake Shop stores operating in 12 states and Washington, D.C., including 20 stores in Manhattan, New York. Of these stores, 26 have been opened since June 30, 2012. Crumbs’ sales are substantially conducted through its retail stores. A small percentage of baked goods sales are from Crumbs’ wholesale distribution business, catering services and e-commerce division at http://www.crumbs.com which ships cupcakes nationwide.

The Company’s principal executive offices are located at 110 West 40th Street, Suite 2100, New York, New York 10018 and its telephone number is (212) 221-7105.

The Offering

Background

Background The Company agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the sale or other disposition of certain shares of the Company’s common stock that may be acquired by the Selling Stockholders upon conversion of the outstanding principal balance, interest and late charges due under our 6.5% senior convertible notes. See “SELLING STOCKHOLDERS” on page 15 and “DESCRIPTION OF THE CONVERTIBLE NOTES” on page 19.

Securities Covered Hereby	8,448,107 shares of the Company’s common stock, par value $0.0001 per share.

Use of Proceeds	The Company will not receive any proceeds from the sales of shares of its common stock by the Selling Stockholders.

Market for Securities	The Company’s common stock is listed on The NASDAQ Capital Market under the symbol “CRMB”.

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RISK FACTORS

An investment in the securities covered by this prospectus involves certain risks. The significant risks and uncertainties related to the Company, its business and the securities covered by this prospectus of which the Company is aware are discussed below. You should carefully consider these risks and uncertainties before you decide to buy the securities. Any of these factors could materially and adversely affect the Company’s business, financial condition, operating results and prospects and could negatively impact the market price of the securities covered by this prospectus. If any of these risks materialize, you could lose all or part of your investment. Additional risks and uncertainties that the Company does not yet know of, or that the Company currently thinks are immaterial, may also impair the Company’s business operations and the market value of the securities covered by this prospectus. You should also consider the other information contained in and incorporated by reference in this prospectus, including the Company’s financial statements and the related notes, before deciding to purchase any securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks discussed above.

Risks Related to an Investment in the Shares of Common Stock

The shares of common stock are not insured.

The shares of the Company’s common stock are not deposits and are not insured against loss by the Federal Deposit Insurance Corporation or any other governmental or private agency.

The shares of common stock are not heavily traded.

The shares of the Company’s common stock are listed on the NASDAQ Capital Market, but they are not heavily traded. Securities that are not heavily traded can be more volatile in price than securities trading in an active public market. Factors such as financial results, the introduction of new products or services by us or our competitors, and various factors affecting the industry generally may have a significant impact on the market price of the shares and/or the number of shares traded on any given day. Management cannot predict the extent to which an active public market for the shares of the Company’s common stock will develop or be sustained in the future. Accordingly, holders of the shares may not be able to sell them at the volumes, prices, or times that they desire.

The market price of the Company’s common stock has been volatile and your investment in the Company’s common stock could suffer a decline in value.

The market price of the Company’s common stock has been, and is likely to continue to be, highly volatile. Between December 31, 2012 and the date of this prospectus, the Company’s common stock has traded at prices ranging from $.792 per share to $3.49 per share and the daily reported volume of shares traded has ranged from 200 shares to 673,201 shares. In addition, the stock markets in general have experienced extreme volatility over the last several years that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading prices of the Company’s common stock. Although it is not possible for us to determine the reasons for prior volatility or to predict future volatility, some specific factors, in addition to broad market fluctuations and the other risk factors identified in this prospectus, that could have a significant effect on the price and trading volume of the Company’s common stock include but are not limited to:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us of financial news, significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

•	announcements by our competitors regarding their businesses and prospects;

•	the public’s reaction to our public announcements and filings with the SEC and those of our competitors;

•	our loss of a major supplier or our failure to complete significant transactions;

•	additions or departures of key personnel; or

•	changes in financial markets or general economic conditions.

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Many of these factors are beyond our control. Any of these factors could cause the trading price of the Company’s common stock to fluctuate significantly from one trading day to the next trading day, and public disclosure by us regarding these factors, such as our financial results, business developments or other material news, may exacerbate that volatility. As a result, investors may not be able to sell their shares of the Company’s common stock at prices that equal or exceed the prices at which the shares were originally purchased.

The Company has no history of paying cash dividends on its common stock, and it is unlikely that the Company will pay cash dividends in the foreseeable future.

The Company has not previously paid cash dividends on its common stock. The terms of the Notes prohibit the Company from redeeming, repurchasing or declaring or paying any cash dividends on its common stock without the consent of the persons who hold a majority in aggregate principal amount of the Notes. Because of this restriction on dividends and the limitations discussed in the next risk factor, coupled with the Company’s history of losses in prior fiscal periods, it is unlikely that the Company’s Board of Directors will declare or pay any cash dividends in the foreseeable future. As a result, an investor’s only opportunity to achieve a return on an investment in shares of the common stock may be limited to sales of those shares at times when the market prices of the shares have appreciated above the prices paid by the investor at the time of investment.

The Company is a holding company and relies on dividends, distributions, loans and other payments, advances and transfers of funds from Holdings to pay dividends, pay expenses and meet its other obligations.

The Company has no direct operations and no significant assets other than its ownership of all of the New Crumbs Class A Voting Units issued by Holdings (the “Class A Voting Units”) and the deferred tax asset discussed below. Because the Company conducts its operations through Holdings and the subsidiaries of Holdings, the Company depends in large part on those entities for dividends, loans and other payments to generate the funds necessary to meet its financial obligations, including payments under the Tax Receivable Agreement (“Tax Receivable Agreement”) entered into by and among the Company, Holdings and the Members in connection with the Merger, and the Company’s expenses as a publicly traded company, and to pay any dividends with respect to the Company’s common stock. Without the consent of the persons who hold a majority in aggregate principal amount of the Notes, the terms of the Notes prohibit Holdings and its subsidiaries from paying any cash dividends to the Company other than those required under the Tax Receivable Agreement and Holdings’ Third Amended and Restated LLC Agreement (the “LLC Agreement”). Under the terms of the LLC Agreement, which was also entered into in connection with the Merger, all proceeds of any securities issuance by the Company are, subject to certain exceptions, required to be contributed or otherwise provided to Holdings and, pursuant to an Exchange and Support Agreement among the Members, Holdings and the Company that was entered into in connection with the Merger, the Company is generally prohibited from engaging in activities other than serving as a publicly traded holding company owning the Class A Voting Units. In addition, the Company is generally required to reserve excess cash generated from income tax distributions from Holdings for the purpose of providing additional working capital to Holdings. Legal and contractual restrictions in agreements governing future indebtedness of Holdings and its subsidiaries, as well as the financial condition and operating requirements of Holdings and its subsidiaries, may limit the Company’s ability to obtain cash from its subsidiaries. The earnings from, or other available assets of, Holdings may not be sufficient to make distributions or loans to enable the Company to pay any dividends on its common stock or satisfy its other financial obligations. The Company’s ability to pay cash dividends to holders of common stock, or satisfy its operating expenses and/or other financial obligations, may be limited by the terms of the LLC Agreement, which generally requires distributions by Holdings to be pro rata to all its members, including the Company and the holders of Class B Units, except in the case of distributions for public company expenses.

Concentration of ownership of the Company may have the effect of delaying or preventing a change in control.

Without giving effect to the shares of common stock that may be issued under the Notes and that are the subject of this prospectus, the Company’s directors and executive officers beneficially own, in the aggregate, 28.2% of the outstanding voting power of the Company. Such persons, if acting together, have the ability to significantly influence all matters requiring stockholder approval, including the nomination and election of directors, the determination of the Company’s corporate and management policies and the determination of the outcome of significant corporate transaction such as mergers or acquisitions and asset sales. In addition, in the event that the Company’s common stock achieves trading prices of $20 per share for 20 out of 30 consecutive trading days in 2013 and/or the Company achieves adjusted EBITDA (as defined in the Business Combination Agreement) of $17.5 million, $25.0 million, and/or $30.0 million at particular points in time during the period beginning May 6, 2011 and ending on December 31, 2015 (such period referred to as the “Earnout Period”), then certain members of Holdings will be entitled to receive additional securities that will be exchangeable for up to 4,400,000 shares of the Company’s common stock (“Contingency Consideration”). During the Earnout Period, the holders of shares of the Company’s Series A Preferred Stock (the “Series A Holders”), exclusively and as a separate class, are entitled to elect such number of directors of the Company substantially equivalent to a number of directors commensurate with the then-aggregate beneficial ownership of the Series A Holders (the “Commensurate Ownership”); provided, however, that, to the extent that the Commensurate Ownership would result in the ability of the Series A Holders to elect a fraction of a seat on the Board of Directors, the Series A Holders are permitted to “round-up” to the nearest whole-number the number of directors the Series A Holders could appoint to the Board of Directors such that the aggregate number of the directors the Series A Holders could elect would exceed the Commensurate Ownership of the Series A Holders, so long as such rounding-up would not result in the Series A Holders electing a majority of the Board of Directors. Some of our directors and executive officers are members of Holdings who may become entitled to receive such Contingency Consideration. These concentrations of voting power and ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Company’s common stock.

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The Selling Stockholders may choose to sell their shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of their shares of the Company’s common stock covered by this prospectus. Sales or other dispositions of these shares below the then-current market prices could adversely affect the market price of the Company’s common stock.

Holders of the shares of the Company’s common stock would experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants, exchanges of other outstanding securities, conversions of the Notes and/or the issuance of additional shares of the Company’s common stock.

As of the date of this prospectus, there were outstanding warrants to purchase 5,456,300 shares of the Company’s common stock, 2,340,000 outstanding Class B Units that are exchangeable for shares of the Company’s common stock on a one-for-one basis, and $10.0 million in aggregate principal amount of Notes under which up to 8,448,107 shares of the Company’s common stock may be issued. Pursuant to the arrangements under which the Contingency Securities were issued, Holdings could be required to issue up to an additional 4,400,000 Class B Units. The exercise of the warrants and/or the exchange of the Class B Units would result in the issuance of a significant number of new shares of common stock. In addition, the Company could issue a significant number of shares of common stock in connection with future acquisitions or financings or pursuant to the Company’s Equity Incentive Plan. Any of these issuances would dilute the Company’s existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares.

The Members will receive payments for certain tax benefits that the Company may claim arising in connection with the Merger and related transactions, and the amounts that the Company may pay could be significant.

In connection with the Merger, the Company entered into a Tax Receivable Agreement with the Members that provides for the payment by the Company to the Members of up to 75% of the benefits, if any, that the Company is deemed to realize as a result of (i) the payment of the Merger consideration other than the Class B Units, (ii) the exchange of Class B Units for shares of common stock, and (iii) certain other tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the Tax Receivable Agreement.

It is expected that the payments that the Company may make under the Tax Receivable Agreement will be substantial. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on the Company’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of the Company’s securities by the Members.

In certain cases, payments under the Tax Receivable Agreement to the Members of Holdings may be accelerated and/or significantly exceed the actual benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if at any time the Company elects an early termination of the Tax Receivable Agreement, the Company’s (or its successor’s) obligations would be based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the Tax Receivable Agreement). As a result, (i) the Company could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if the Company elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, the Company’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity. There can be no assurance that the Company will be able to finance its obligations under the Tax Receivable Agreement. Payments under the Tax Receivable Agreement will be based on the tax reporting positions determined by the Company. Although the Company is not aware of any issue that would cause the Internal Revenue Service to challenge its expected tax reporting positions, the Company will not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that the Company actually realizes.

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The Company’s common stock could be delisted from the NASDAQ Capital Market if the Company fails to comply with its continued listing standards.

The Company’s common stock is currently listed on the NASDAQ Capital Market. There can be no assurance that the Company will be able to maintain the listing of its common stock on this market. If the NASDAQ Capital Market delists the common stock from trading on its exchange for failure to meet the continued listing standards or timely regain compliance, then the Company and its stockholders could face material adverse consequences which include:

•	a limited availability of market quotations for the shares;

•	a determination that the Company common stock is a “penny stock”, which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the common stock;

•	a limited amount of analyst coverage; and/or

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company is subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as its substantial insider ownership.

The Company has provisions in its Certificate of Incorporation and Bylaws that:

•	make it more difficult for a third party to acquire control of the Company, discourage a third party from attempting to acquire control of the Company;

•	enable the Company to issue preferred stock without a vote of stockholders or other stockholder action;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.

These and other provisions of the Company’s charter documents, certain provisions of Delaware law and the substantial insider ownership of the Company’s securities could delay or make more difficult certain types of transactions involving a change of control of the Company or its management. As a result, the market price of the Company’s common stock may be adversely affected.

The Notes impose certain director nomination requirements on the Company’s Board of Directors.

The Notes were sold pursuant to a Securities Purchase Agreement, dated as of April 29, 2013, as amended by that certain First Amendment to Securities Purchase Agreement, dated as of May 9, 2013, by and between the Company and Michael Serruya (the “Purchase Agreement”). The Purchase Agreement provides that for so long as (i) Michael Serruya, any of his family members or any of his or their respective affiliates (collectively, the “Serruya Group”) (a) is a holder of a Note and (b) beneficially owns in excess of 1.0% of the Company’s common stock, and (ii) the Serruya Group and the other persons who purchased Notes from the Company, in the aggregate, beneficially own in excess of 5.0% of the Company’s common stock, the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) is obligated to nominate Mr. Serruya or his designee (the “Designated Nominee”) for election to the Board at each meeting of the Company’s stockholders at which directors are to be elected and the Board is obligated to recommend to stockholders that the Designated Nominee be so elected (the “Nomination Obligations”), except in the case where the Designated Nominee cannot satisfy all legal and corporate governance requirements regarding service as a director or the nomination or recommendation of the Designated Nominee would cause the Nominating Committee or the Board to breach a fiduciary duty. Michael Serruya beneficially owns 452,489 shares of the Company’s common stock, representing approximately 3.7% of the issued and outstanding shares of common stock. Yogen Fruz Canada Inc., one of the Selling Stockholders of which Mr. Serruya’s brother is the President, holds a Note under which a total of 593,195 shares of the Company’s common stock could be issued, representing approximately 4.7% of the issued and outstanding shares of common stock assuming the issuance of all such shares. A failure by the Nominating Committee or the Board to comply with their respective Nomination Obligations would constitute an event of default under the Notes. Accordingly, and although the power to elect directors will remain with the Company’s stockholders, the Nomination Obligations will reduce by one the number of persons that the Nominating Committee and the Board have the right to nominate and recommend for nomination.

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Risks Related to Our Business and Industry

Our business could be materially and adversely affected if we are unable to achieve our growth strategy.

Our growth strategy depends on our ability to open new stores on a timely and profitable basis. We have experienced delays in store openings from time to time. We may experience delays in the future, and there can be no assurance that we will be able to achieve our expansion goals in the future. Any inability to implement our growth strategy could materially and adversely affect our business, financial condition, operating results or cash flows. Our ability to expand successfully will depend on a number of factors, some of which are beyond our control. We may also, from time to time, choose to alter our current growth plans based on any one or more of the following factors:

•	identification and availability of suitable store sites;

•	negotiation of favorable leases;

•	management of construction and development costs of new stores;

•	securing required governmental approvals and permits;

•	recruitment of qualified operating personnel;

•	the availability of, and our ability to obtain, adequate suppliers of ingredients that meet our quality standards;

•	the impact of inclement weather, natural disasters and other calamities;

•	competition in new and existing markets; and

•	general economic conditions.

Our results may fluctuate and could fall below expectations of securities analysts and investors due to various factors beyond our control, resulting in a decline in the market price of the Company’s common stock.

Our quarterly and yearly results have varied in the past, and we believe that our operating results will continue to vary in the future. Factors such as extreme weather conditions, labor availability and wages of store management and employees, infrastructure costs, changes in consumer preferences and discretionary spending, general economic conditions, commodity, energy, insurance and other operating costs may cause our quarterly results to fluctuate.

In addition, the Company has outstanding publicly-traded warrants to purchase 5,456,300 shares of the Company’s common stock. Each of these warrants is classified as a derivative liability and, accordingly, the fair value of the warrants is recorded on our consolidated balance sheet as a liability, and such fair value is adjusted at each financial reporting date with the adjustment reflected in our consolidated statement of operations. The fair value of the warrants is determined based on the market price of the warrants as of the end of the reporting period. The market prices may be volatile and change significantly from reporting period to reporting period.

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For these reasons, quarterly results are difficult to forecast and results for any one quarter may not be indicative of results to be expected for any other quarter or for any year. Accordingly, holders of the Company’s securities should not rely upon our historical quarterly results as indications of future performance. Changes in our results, whether due to the foregoing factors or otherwise, could cause the market price of the Company’s common stock to decline.

The geographic concentration of our stores in the Northeast region of the United States subjects us to an increased risk of loss of revenue from events beyond our control or conditions affecting that region.

As of June 30, 2013, we operated 64 of our 75 stores in the Northeast, of which 20 are located in Manhattan, New York. As a result, we are particularly susceptible to adverse trends, severe weather, competition and economic conditions in that area. In addition, given our geographic concentration, negative publicity regarding any of our stores could have a material adverse effect on our business and operations, as could other regional factors impacting the local economies in a market.

Our future expansion into new markets may present increased risks due to our unfamiliarity with those areas.

Some of our new stores are planned for markets where we have little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. Consumers in a new market may not be familiar with the Crumbs brand, and we may need to build brand awareness in such markets through greater investments in advertising and promotional activity than we originally planned. We may find it more difficult in new markets to hire, motivate and keep qualified employees. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Further, we may have difficulty finding: (i) reliable commercial bakers or (ii) suppliers or distributors that can provide us, either initially or over time, with adequate supplies of ingredients meeting our quality standards. Revenue at stores opened in new markets may not achieve expected revenue and profit levels, which could negatively impact overall profitability.

We have a limited operating history and may be unable to achieve or maintain profitability.

The first Crumbs Bake Shop store was opened in 2003. As of June 30, 2013, we were operating 75 stores, 26 of which had been open for less than one year. Accordingly, there is limited information with which to evaluate our business and prospects. As a result, forecasts of our future revenue, expenses and operating results will not be as accurate as they would be if we had a longer history of operations. We cannot predict whether we will be able to achieve or maintain revenue growth, profitability or positive cash flow in the future.

Stockholders should not rely on our historical average store sales because they may not be indicative of future results.

Our average store sales may not continue at the levels achieved over the last several years. A number of factors have historically affected, and may affect in the future, our average store sales, including:

•	introduction of new menu items;

•	initial sales performance by new stores and the impact of cannibalization;

•	weather conditions;

•	competition;

•	consumer trends;

•	our ability to execute our business strategy effectively; and

•	general regional and national economic conditions.

Changes in our average store sales or our inability to increase our average unit sales could cause our operating results to vary adversely from expectations, which could adversely affect our results of operations. Changes in our average sales results may not meet the expectations of investment analysts or investors, which could cause the market price of the Company’s common stock to decline.

9

Our revenue and profit growth could be adversely affected if same store sales are less than expected.

The aggregate results of operations of our stores have fluctuated in the past and we may not be able to grow or even maintain same store sales in any future period. A variety of factors affect same store sales, including, among others, consumer trends, competition, current economic conditions, pricing, inflation, changes in our product mix and the success of marketing programs. These factors may cause our same store sales results in the future to differ materially from previous periods and our expectations. If this were to happen, our results of operations and profit growth could be adversely affected, which could result in a decline in the market price of the Company’s common stock.

Our success depends substantially upon the continued retention of certain key personnel.

We believe that our success has been, and continues to be, dependent to a significant extent on the efforts and abilities of our senior management team. Certain members of management are currently employed on an ‘‘at-will’’ basis and may resign from employment at any time. Julian R. Geiger, our President and Chief Executive Officer and John D. Ireland, our Senior Vice-President and Chief Financial Officer, have entered into employment agreements with the Company and Holdings. Our inability to retain employees who are key to our success could adversely affect our future performance.

We may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As we expand our operations, we may have to seek new commercial bakers, suppliers and service providers or enter into new arrangements with existing ones, and we may encounter difficulties or be unable to negotiate pricing or other terms on as favorable a basis as those we currently have negotiated. Our inability to enter into new agreements on favorable terms may harm our business and operating results.

We may not be able to protect our intellectual property adequately, which could harm the value of our brand and adversely affect our business.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to build further brand recognition using our trademarks, service marks and other proprietary intellectual property, including our name and logos. Crumbs has made a practice of registering its core trademarks in the United States. Crumbs also has registered certain marks in the European Community and Japan; however, if Holdings’ efforts to protect its intellectual property are inadequate, or if any third party misappropriates or infringes on such intellectual property, then the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. Although we have not encountered claims against us from prior users of intellectual property relating to our bake shop operations in areas where we operate or intend to conduct operations, there can be no assurances that we will not encounter such claims in the future. Additionally, although we monitor third party uses of our brands, infringing uses could occur, which could dilute the distinctive nature of our brands. Any claims against us, or unresolved use by third parties, could harm our image, brand or competitive position or cause us to incur significant costs.

We are subject to risks associated with long-term non-cancelable leases and with respect to the leased real property.

Holdings’ leases executed prior to 2012 generally had initial terms between 10 and 15 years. Holdings generally cannot cancel those leases so if an existing store is not profitable and Holdings decides to close a particular store, it may nonetheless be committed to perform its obligations under the applicable lease including, among other things, payment of the base rent for the remainder of the lease term. In certain instances, there may be change in control provisions in the leases which put Holdings at a competitive disadvantage when negotiating extensions or which require Holdings to obtain landlord consent for certain transactions. Holdings’ leases generally require it to pay a proportionate share of the cost of insurance, taxes, maintenance and utilities. In addition, as each of Holdings’ leases expires, it may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause Holdings to close stores in desirable locations. Finally, locations that we believe are desirable at the time Holdings enters into a lease may become unattractive over time as demographic patterns change, and the risks regarding lease terminations discussed above may limit Holdings’ ability to relocate or close those locations.

Our business is affected by changes in consumer preferences and discretionary spending.

Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our stores or our menu items, our inability to develop new menu items that appeal to consumers, or changes in our menu that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

10

Our success depends on our ability to compete with cupcake-specific bakeries, traditional bakeries and other food service businesses.

The retail consumable foods industry is intensely competitive and we compete with many well-established traditional bakeries, cupcake-specific bakeries and other companies providing baked goods and coffee, on the basis of taste, quality and price of products offered, customer service, atmosphere, location, convenience and overall customer experience. We also compete with quick-services restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores that offer the same types of baked goods. Aggressive discounts by our competitors or the entrance of new competitors into our markets could reduce our sales and profit margins.

Many of our competitors or potential competitors have substantially greater financial and other resources than us, which may allow them to compete more effectively than us with respect to some or all of the factors set forth in the preceding paragraph. As our competitors expand their operations, we expect competition to intensify. In addition, other new or established companies may develop baked goods stores that operate with concepts similar to ours, including the sale of gourmet cupcakes. Competition also could cause us to modify or evolve our products, designs or strategies. If we do so, we cannot guarantee that we will be successful in implementing the changes or that our profitability will not be negatively impacted by them.

We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs.

Finally, we compete with all retail establishments in our markets for desirable store locations.

If we are unable to successfully compete in our markets, then we may be unable to sustain or increase our revenues and profitability.

We are dependent upon a small number of independent commercial bakeries for a significant amount of our menu items. The loss of a supplier, other disruptions to our supply chain, and/or our inability to predict demand could adversely affect our operating results.

We currently rely on, and have agreements with, five independent commercial bakeries for the manufacture and daily delivery of our baked goods products in the New York, Los Angeles, Chicago, Boston and Washington, D.C. area markets. Accordingly, we are particularly susceptible to risks related to these suppliers, including their continued ability to maintain sufficient production of baked goods, to produce baked goods that meet our quality standards, and the risk of delivery disruptions that could arise due to a number of factors including adverse weather, traffic conditions and mechanical issues related to their delivery trucks. Our dependence on frequent deliveries to our stores by regional distributors could cause shortages, supply interruptions and/or the need to quickly seek alternative suppliers at higher prices, all of which could adversely impact our operations. Additionally, because none of our stores bake the baked goods they sell, each of our stores is required to estimate and order sufficient inventory daily. If stores are unable to predict the demand accurately, then our profitability and operating results may be adversely affected. There are many factors which could cause shortages or interruptions in the supply of our products, including weather, unanticipated demand, labor, production or distribution problems, quality issues and cost, and the financial health of our suppliers, most of which are beyond our control, and which could have an adverse effect on our business and results of operations.

Our business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees, including store managers and staff, to keep pace with our growth strategy. If we are unable to attract, motivate and retain qualified employees, then our results of operations may be adversely affected.

Moreover, our costs may materially increase as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. This law imposed new mandates on employers, including a requirement, effective January 1, 2014, that employers with 50 or more full-time employees pay a financial penalty unless they provide “credible” health insurance to employees. If we choose to opt out of offering health insurance to our employees, we may become less attractive as an employer and it may be harder for us to compete for qualified employees.

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Fluctuations in various food and supply costs, including dairy, could adversely affect our operating results.

Supplies and prices of the various products that are used to prepare our baked goods (including flour, milk, sugar and eggs) or coffee can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries, and such prices may fluctuate. An increase in pricing of any ingredient that is used in our baked goods could result in an increase in costs from our suppliers, and we may not be able to increase prices to cover increased costs which would have an adverse effect on our operating results and profitability.

We could become a party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

We may be subject to the filing of complaints or lawsuits against us alleging that we are responsible for some illness or injury suffered at our stores or after consuming our products, or alleging problems with quality or other concerns regarding our products or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Claims may be expensive to defend and may divert time and money away from our operations and hurt its performance. A judgment in excess of our insurance coverage or our insurance carriers’ decision to deny or limit insurance coverage for any claims could materially and adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results of operations and profitability.

If we fail to comply with governmental laws or regulations or if these laws or regulations change, then our business could suffer.

In connection with the operation of our business, we are subject to extensive federal, state, local and foreign laws and regulations, including those related to:

•	building construction and zoning requirements;

•	nutritional content labeling and disclosure requirements;

•	management and protection of the personal data of our employees and customers;

•	environmental matters;

•	sales tax; and

•	licensing and regulation of our stores under federal, state and local laws relating to, among other things, business, health, fire and safety codes.

Various federal and state labor laws govern our operations and our relationship with our employees, including minimum wage, overtime, and accommodation and working conditions, benefits, citizenship requirements, insurance matters, workers’ compensation, disability laws such as the Federal Americans with Disabilities Act, child labor laws and anti-discrimination laws.

These labor laws are complex and vary from location to location, which complicates monitoring and compliance. As a result, regulatory risks are inherent in our operations. We may experience material difficulties or failures with respect to compliance with these labor laws in the future. Our failure to comply with these labor laws could result in required renovations to our facilities, litigation, fines, penalties, judgments or other sanctions including the temporary suspension of the operation of our stores or a delay in construction or opening of stores, any of which could adversely affect our business, operations and reputation.

In recent years, there has been an increased legislative, regulatory and consumer focus at the federal, state and municipal levels on the food industry, including nutrition and advertising practices. For example, several states and individual municipalities, including New York City and the State of California, have adopted regulations requiring that certain restaurants include caloric or other nutritional information on their menu boards and on printed menus, which must be plainly visible to consumers at the point of ordering. Likewise, there have been several similar proposals on the national level. As a result, we may in the future become subject to other regulations in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our food, which could increase our expenses or slow customer flow.

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The continuing challenging economic conditions could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Challenging economic conditions could adversely affect our business and financial results. Our customers may make fewer discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices. Because a key point in our business strategy is maintaining our transaction count and margin growth, any significant decrease in customer traffic or average profit per transaction will negatively impact our financial performance as reduced revenue creates downward pressure on margins. Financial difficulties experienced by our suppliers could result in product delays or shortages. Additionally, it is unknown when the broader national economy will fully recover. An economy that fails to improve or that further deteriorates could have a material adverse effect on our liquidity and capital resources, including our ability to raise additional capital if needed, or the ability of financial institutions to honor draws on our standby letters of credit, and could otherwise negatively impact our business and financial results.

We may incur costs resulting from security risks that we face in connection with our electronic processing and transmission of confidential customer information.

We use commercially available software and other technologies to provide security for processing and transmission of customer debit and credit card data. Our systems could be compromised in the future, which could result in the misappropriation of customer information or the disruption of systems. These consequences could have a material adverse effect on our reputation and business or subject us to additional liabilities.

Our industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid our products and result in liabilities.

Food service businesses, such as bakeries, can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant litigation costs or liabilities in connection with a lawsuit or claim against us.

The Company will incur significant costs as a result of being a public company.

As a public company, the Company incurs significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules of the Commission regulate corporate governance practices of public companies. For example, under Section 404 of the Sarbanes-Oxley Act of 2002, the Company must document and test its disclosure and internal control procedures, and its management must periodically assess and report on the Company’s internal control over financial reporting. Furthermore, if the Company identifies any issues in complying with those requirements (for example, if the Company or its independent registered public accounting firm identifies a material weakness or significant deficiency in the Company’s internal control over financial reporting), then the Company could incur additional costs in rectifying those issues. In addition, the Company incurs additional expenses associated with its public company reporting requirements. Compliance with these public company requirements can be costly and may require management to divert time and attention away from running the Company.

The Notes may require the Company to make significant cash payments of interest over the next five years and, unless converted prior to their maturity dates, will require the Company to make substantial principal repayments at maturity. The Notes also place restrictions on our business that may limit our growth and operations.

On May 10, 2013, the Company sold and issued $7.0 million in aggregate principal amount of Notes that will mature on May 10, 2018, and, on June 11, 2013, the Company sold an additional $3.0 million in aggregate principal amount of Notes that will mature on June 11, 2018. Interest on the unpaid principal balance of the Notes accrues at the rate of 6.5% per annum (18.0% per annum if there is an event of default under the Notes) and is payable quarterly in arrears. If the Company has an effective registration statement on file with the Commission covering the resale of the shares of common stock that may be issued under the Notes at the time an interest payment is due and certain other conditions set forth in the Note are satisfied (the “Equity Conditions”), then the Company may elect to convert accrued interest into common stock by issuing that number of shares of common stock equal to the amount of interest to be paid divided by the conversion price applicable to the Notes, which is initially set at $1.55 but is subject to adjustment as provided in the Notes (the “Conversion Price”). Otherwise, the Company will be required to make interest payments in cash. We anticipate that the Company will be required to pay $650,000 per year in interest under the $10.0 million in outstanding Notes. These interest payments, if made in cash, will reduce the cash available to fund growth and working capital needs.

13

A holder of a Note may convert the unpaid principal balance, plus unpaid interest that has accrued on such principal, plus unpaid late charges that have accrued on such principal and interest (such amounts are collectively referred to as the “Conversion Amount”), into shares of the Company’s common stock by paying the Conversion Price to the Company. Further, the Company has the right to require a holder of a Note to convert the Conversion Amount then remaining under the Note if, at any time after the first anniversary of the issuance date, the dollar volume-weighted average price for the common stock on the principal market on which the common stock is then listed or traded exceeds 200% of the conversion price for 30 consecutive trading days (a “Forced Conversion”). However, the terms of the Notes prohibit any holder from receiving shares under the Notes, by way of conversion, the payment of interest in shares or otherwise, in an amount that would cause that holder to beneficially own more than 9.99% of the outstanding shares of common stock after giving effect to the issuance (the “Ownership Limitation”). Because the conversion of the Notes is generally at the discretion of their holders and because of the Ownership Limitation, the Company may be required to repay some or all of the unpaid principal balance due under the Notes with cash at their maturity dates. These payments could significantly reduce the amount of cash that we have available to fund growth and our working capital needs. If the Company does not have sufficient cash to repay the Notes, it will need to raise additional capital, sell assets and/or take other appropriate measures to generate the cash needed to repay the Notes. If the Company is unable to raise the cash needed to repay the Notes when due, it would be in default under the Notes and the unpaid balance due under the Notes would be accelerated and become due, and the holders of the Notes would have all of the rights of senior unsecured creditors in the event the Company failed to repay the Notes in full. Holdings and its subsidiaries have unconditionally jointly and severally guaranteed the Company’s payment obligations under the Notes and the Purchase Agreement. The occurrence of an event of default under the Notes would likely have a significant and adverse impact on our ability to meet our other capital obligations and operating needs.

The Notes are senior in right of payment to almost all other indebtedness of Crumbs, which means that we must make payments under the Notes when due before we can satisfy our other indebtedness. The terms of the Notes impose various limitations on our business operations, including, without limitation, our ability to incur additional indebtedness, our ability to repay our existing indebtedness, our ability to sell or otherwise transfer a material asset and our ability to substantially change our business lines. These limitations may prevent us from taking actions with respect to our business operations that management believes are in the best interest of the Company and its investors, which could, in turn, materially and adversely impact our financial condition and results of operations in future periods.

Finally, the Notes permit their holders to accelerate the Company’s repayment obligations if there is a change in control (as defined in the Notes) of the Company at any time before the maturity dates of the Notes. Further, if a change in control occurs on or before the third anniversary of a Note’s issuance date, the Company would be obligated to pay a cash premium on the unpaid principal balance to the holder of that Note equal to 15.0% if the change in control occurs on or before the first anniversary of the issuance date, 10.0% if the change in control occurs between the first and second anniversaries of the issuance date, and 5.0% if the change in control occurs between the second and third anniversaries of the issuance date. These provisions could delay or make more difficult certain types of transactions involving a change of control of the Company or its management and could adversely affect the market price of the Company’s common stock.

A material weakness or significant deficiency in our disclosure or internal controls could have an adverse effect on us.

The Company is required by the Sarbanes-Oxley Act of 2002 to establish and maintain disclosure controls and procedures and internal control over financial reporting. These control systems are intended to provide reasonable assurance that material information relating to Crumbs is made known to management and reported as required by the Exchange Act, to provide reasonable assurance regarding the reliability and preparation of our financial statements, and to provide reasonable assurance that fraud and other unauthorized uses of our assets are detected and prevented. We may not be able to maintain controls and procedures that are effective at the reasonable assurance level. If that were to happen, our ability to provide timely and accurate information about the Company, including financial information, to investors could be compromised and our results of operations could be harmed. Moreover, if the Company or its independent registered public accounting firm were to identify a material weakness or significant deficiency, our reputation could be harmed and investors could lose confidence in us, which could cause the market price of the Company’s common stock to decline and/or limit the trading market for the common stock.

In point of fact, the Audit Committee of the Company’s Board of Directors, together with management, determined in February 2013 that the Company had misclassified the value of its common stock purchase warrants as a component of equity rather than as a derivative liability in its consolidated financial statements for the year ended December 31, 2011 and the consolidated financial statements for each of the quarters ended September 30, 2012, June 30, 2012, March 31, 2012, September 30, 2011 and June 30, 2011. This misclassification caused the Audit Committee to conclude that such financial statements should be restated. In addition, the misclassification caused management to conclude in its report that was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that the Company’s disclosure controls and procedures and internal control over financial reporting were not effective at the reasonable assurance level as of December 31, 2012. Although management believes that it is unlikely that the Company will similarly misclassify its warrants in the future, it is possible that the Company may discover other accounting misclassifications or other control system weaknesses or deficiencies in the future that could prevent the Company from timely reporting material information as required by the Exchange Act, cause the Company’s financial statements to be deemed unreliable, and/or have any of the other adverse effects discussed in the foregoing paragraph.

14

We may need additional capital in the future, which may not be available on acceptable terms.

Our future capital needs will depend on various factors, such as market acceptance of our existing products and any new products that we develop, marketing and sales costs, our ability to control operating expenses, the extent to which we implement our growth and business strategies, the extent to which we elect to pay interest due under the Notes in shares of common stock, and the extent to which holders of the Notes convert them into shares of common stock. None of these factors can be predicted with any certainty. In the event that our cash reserves and cash flow from operations are not sufficient to fund our future operations and obligations, we may need to raise additional capital. No assurance can be given that we will be able to obtain additional capital in the future or that such capital will be available to us on acceptable terms. Our ability to obtain additional capital will be subject to a number of factors, including market conditions, our operating performance and investor sentiment, which may make it difficult for us to consummate a transaction at the time, in the amount and/or upon the terms and conditions that we desire. If we are unable to raise additional capital at the times, in the amounts, or upon the terms and conditions that we desire, then we might have to delay, scale back or abandon our plans, and, even with such changes in our plans, our operations could consume our capital resources and liquidity.

USE OF PROCEEDS

The shares of common stock covered by this prospectus may be sold or otherwise disposed of pursuant to this prospectus for the respective accounts of each of the Selling Stockholders. Accordingly, the Company will not realize any proceeds from the sale of the securities. All expenses of the registration of the securities have been paid for by the Company.

For each share issued upon the conversion of a Note, the Company will receive, and the Conversion Amount then remaining under that Note will be reduced by, the Conversion Price. In addition, subject to satisfaction of the Equity Conditions described below in the section of this prospectus entitled “DESCRIPTION OF THE CONVERTIBLE NOTES”, the Company may elect to convert the interest that accrues on the unpaid principal balance of the Notes into a number of shares of stock equal to the interest being paid divided by the Conversion Price.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 8,448,107 shares of the Company’s common stock by the Selling Stockholders that may be issued upon the conversion of the outstanding Conversion Amounts due under the Notes and/or of the Company’s conversion of interest that accrues on the outstanding principal balance due under the Notes. These Notes were issued by the Company pursuant to a private placement transaction that the Company conducted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. In connection with that transaction, the Company agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the resale or other disposition of the shares that may be issued under the Notes.

The following table presents information as of August 14, 2013 and sets forth the following information regarding the beneficial ownership of the Company’s common stock by the Selling Stockholders: (i) the name of each Selling Stockholder; (ii) the number of shares of common stock beneficially owned by each Selling Stockholder without regard to the Ownership Limitation; (iii) the number of shares of common stock which each Selling Stockholder may sell or otherwise dispose of pursuant to this prospectus; (iv) the number of shares of common stock that will be beneficially owned by each Selling Stockholder assuming all of the shares of common stock covered by this prospectus are sold; and (v) the percentage of the outstanding shares of the common stock that will be beneficially owned by each Selling Stockholder upon completion of this offering assuming all of the shares of common stock covered by this prospectus are sold.

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We have prepared this table using information furnished to us by the Selling Stockholders or their representatives. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes the right to acquire voting or investment control of shares of the Company’s common stock within 60 days. The Notes provide that no Note holder may be issued shares under its Note if such issuance would cause the holder to exceed the Ownership Limitation (i.e., to beneficially own more than 9.99% of the outstanding shares of common stock after giving effect to the issuance). See the risk factor above entitled “The Notes may require the Company to make significant cash payments of interest over the next five years and, unless converted prior to their maturity dates, will require the Company to make substantial principal repayments at maturity. The Notes also place restrictions on our business that may limit our growth and operations.” for further information. In preparing this table, however, we have assumed the full conversion of the outstanding principal balance due under the Notes and of all interest that may accrue thereon during the five-year terms of the Notes, in each case without regard to the Ownership Limitation. Unless otherwise indicated below, to the Company’s knowledge, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

The Company’s registration of these shares of common stock does not mean that the Selling Stockholders identified below will sell or otherwise dispose of all or any of those securities. The shares will be available for offer and sale only to the extent they are issued under the Notes. The Selling Stockholders may sell all, a portion or none of such shares from time to time. The Company does not know the number of shares, if any, that will be offered for sale or other disposition by any of the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of a portion of their Notes in transactions exempt from the registration requirements of the Securities Act since the date on which the Company filed this prospectus.

Name of Selling Stockholder	Shares Beneficially Owned		Shares Covered Hereby (1)	Shares Beneficially Owned Following Completion of the Offering (2)
				Shares	%
Front Street Tactical Equity Class	416,304	(3)	531,525	0	0.0
Front Street Canadian Hedge Fund	611,240	(4)	780,417	0	0.0
Front Street Global Opportunities Class	161,896	(5)	206,711	0	0.0
Front Street Growth and Income Class	132,161	(6)	168,742	0	0.0
IA Clarington Global Tactical Income Fund	1,212,567	(7)	1,548,165	0	0.0
Redwood Income Strategies Class	105,728	(8)	134,983	0	0.0
Aston Hill Growth and Income Fund	429,520	(9)	548,404	0	0.0
Aston Hill Capital Growth Fund	214,760	(10)	274,194	0	0.0
Aston Hill Opportunities Fund	19,824	(11)	25,319	0	0.0
Kitchener Investment Corp.	991,199	(12)	1,265,532	0	0.0
York Plains Investment Corp.	330,400	(13)	421,844	0	0.0
GMP Securities LP ITF 400-F8P0-F	132,161	(14)	169,488	0	0.0
Yogen Fruz Canada Inc.	462,560	(15)	593,195	0	0.0
Delrina Consolidated LTD	132,161	(16)	169,488	0	0.0
Tristan Offshore Fund, LTD.	264,320	(17)	338,974	0	0.0
Tristan Partners, LP	660,800	(18)	847,417	0	0.0
Marcandy Investments Inc.	330,400	(19)	423,709	0	0.0
Total	6,608,001		8,448,107	0	0.0

(1)	The number shown in this column reflects (a) the shares that could be acquired by the Selling Stockholder upon the conversion of the entire outstanding balance due under its Note plus (b) the shares that could be issued as payment of all interest that may accrue on such balance during the Note’s five-year term, assuming that the Equity Conditions are satisfied. The Equity Conditions are discussed below in the section of this prospectus entitled “DESCRIPTION OF THE CONVERTIBLE NOTES”.
(2)	Percentages are based on 12,083,153 shares outstanding as of August 14, 2013 and assumes the issuance and resale of all shares that may be issued under the Notes.
(3)	Amount includes 406,452 shares that may be acquired upon conversion of a $630,000 Note and 9,852 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Tactical Equity Class.
(4)	Amount includes 596,775 shares that may be acquired upon conversion of a $925,000 Note and 14,465 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Canadian Hedge Fund.
(5)	Amount includes 158,065 shares that may be acquired upon conversion of a $245,000 Note and 3,831 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Global Opportunities Fund.

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(6)	Amount includes 129,033 shares that may be acquired upon conversion of a $200,000 Note and 3,128 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Growth and Income Class.
(7)	Amount includes 1,183,871 shares that may be acquired upon conversion of a $1,835,000 Note and 28,696 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by IA Clarington Global Tactical Income Fund.
(8)	Amount includes 103,226 shares that may be acquired upon conversion of a $160,000 Note and 2,502 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Redwood Income Strategies Class.
(9)	Amount includes 419,355 shares that may be acquired upon conversion of a $650,000 Note and 10,165 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Aston Hill Growth and Income Fund.
(10)	Amount includes 209,678 shares that may be acquired upon conversion of a $325,000 Note and 5,082 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Aston Hill Capital Growth Fund.
(11)	Amount includes 19,355 shares that may be acquired upon conversion of a $30,000 Note and 469 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Aston Hill Opportunities Fund.
(12)	Amount includes 967,742 shares that may be acquired upon conversion of a $1,500,000 Note and 23,457 shares that may be issued within the next 60 days as payment of accrued interest. Linda Williams and Helen Carroll share voting and investment control over the shares held by Kitchener Investment Corp.
(13)	Amount includes 322,581 shares that may be acquired upon conversion of a $500,000 Note and 7,819 shares that may be issued within the next 60 days as payment of accrued interest. Shawn Dym has sole investment and voting control over the shares held by York Plains Investment Corp.
(14)	Amount includes 129,033 shares that may be acquired upon conversion of a $200,000 Note and 3,128 shares that may be issued within the next 60 days as payment of accrued interest. Rhoda Vyner exercises sole investment and voting authority with respect to the shares held by GMP Securities LP ITF 400-F8P0-F.
(15)	Amount includes 451,613 shares that may be acquired upon conversion of a $700,000 Note and 10,947 shares that may be issued within the next 60 days as payment of accrued interest. Aaron Serruya has sole investment and voting control over the shares held by Yogen Fruz Canada Inc.
(16)	Amount includes 129,033 shares that may be acquired upon conversion of a $200,000 Note and 3,128 shares that may be issued within the next 60 days as payment of accrued interest. Dennis Bennie has sole investment and voting control over the shares held by Delrina Consolidated LTD.
(17)	Amount includes 258,065 shares that may be acquired upon conversion of a $400,000 Note and 6,255 shares that may be issued within the next 60 days as payment of accrued interest. J. Carlo Cannell has sole investment and voting control over the shares held by Tristan Offshore Fund, LTD.
(18)	Amount includes 645,162 shares that may be acquired upon conversion of a $1,000,000 Note and 15,638 shares that may be issued within the next 60 days as payment of accrued interest. J. Carlo Cannell has sole investment and voting control over the shares held by Tristan Partners, LP.
(19)	Amount includes 322,581 shares that may be acquired upon conversion of a $500,000 Note and 7,819 shares that may be issued within the next 60 days as payment of accrued interest. Andrew DeFrancesca has sole investment and voting control over the shares held by Marcandy Investments, Inc.

Other than the relationships created by the issuance of the Notes and the Nomination Obligations, the Company is not aware of any material relationships between any of the Selling Stockholders and the Company or its affiliates. See the risk factor above entitled, “The Notes impose certain director nomination requirements on the Company’s Board of Directors” for information regarding the Nomination Obligations. Aaron Serruya, who is the brother of Michael Serruya, is the President of Yogen Fruz Canada Inc.

Each of the Selling Stockholders represented and warranted to the Company that it is neither (i) a broker-dealer registered under the Exchange Act, or an entity engaged in a business that would require it to be so registered, nor (ii) in the business of underwriting securities. Front Street Tactical Equity Class, Front Street Canadian Hedge Fund, Front Street Global Opportunities Class and Front Street Growth and Income Class are subsidiaries of Tuscarora Capital Inc., which is a corporation registered as an investment dealer under the laws of the Canadian province of British Columbia. IA Clarington Global Tactical Income Fund, Redwood Income Strategies Class, Aston Hill Growth and Income Fund, Aston Hill Capital Growth Fund and Aston Hill Opportunities Fund are subsidiaries of Aston Hill Securities, Inc., which is a corporation registered as an investment dealer under the laws of the Canadian provinces of Alberta, British Columbia, New Brunswick, Nova Scotia and Prince Edward Island. Neither Tuscarora Capital Inc. nor Aston Hill Securities, Inc. is a broker-dealer registered under the Exchange Act or engaged in an activity that would require it to be so registered.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees and/or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, then the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

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•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act provided that they meet the criteria and conform to the requirements of that rule, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of common stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

At the time a particular offering of the shares of common stock is made, to the extent required by the Securities Act and the rules and regulations thereunder, the aggregate number of shares of the common stock to be offered, the names of the Selling Stockholders, and the terms of the offering, including the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to underwriters, broker-dealers or agents, will be set forth in a post-effective amendment to the registration statement that includes this prospectus or, if permitted by applicable rules, an accompanying prospectus supplement. To the extent applicable, the Company will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company has advised the Selling Stockholders that they and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than affiliates of the Company.

The Company has agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. To the extent such indemnification is not available to a Selling Stockholder, the Selling Stockholder will be entitled to contribution. Each of the Selling Stockholders has agreed to indemnify the Company against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to the Company by the Selling Stockholder specifically for use in this prospectus. To the extent such indemnification is not available to the Company, the Company will be entitled to contribution.

The Company has agreed with the Selling Stockholders to use its reasonable best efforts to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which all of the shares may be sold without restriction pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF THE CONVERTIBLE NOTES

As discussed above, this prospectus covers the resale by the Selling Stockholders of shares of common stock that may be issued upon the conversion of the Conversion Amounts due under the Notes and/or the Company’s conversion of interest that accrues on the unpaid principal balance of the Notes. This prospectus does not cover the resale of the Notes by the Selling Stockholders, which were sold in reliance on upon an exemption from registration under the Securities Act and, accordingly, may be resold only pursuant to an effective registration statement filed under the Securities Act that covers such resale or pursuant to an exemption from registration. Nevertheless, the Company believes that investors should consider the material terms of the Notes before investing in the shares of common stock covered by this prospectus because, as discussed in the risk factors contained elsewhere in this prospectus and among other things, the Notes impose various restrictions on the Company that could impact the rights and interests of the holders of common stock, the Notes, if fully exercised, could substantially dilute the interests of existing holders of the common stock, and the Notes give their holders certain rights that are senior to the rights of the holders of common stock, such as the right to receive payment upon the Company’s liquidation.

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Holdings and its subsidiaries have unconditionally jointly and severally guaranteed the Company’s payment obligations under the Notes and the Purchase Agreement pursuant to a Guaranty that was issued on May 10, 2013. The material terms of the Notes and the Guaranty, along with provisions of the Purchase Agreement that apply to the Notes, are discussed in the paragraphs that follow. The following discussion is intended only as a summary and is qualified in its entirety by reference to the form of Note, the Guaranty and the Purchase Agreement, which have been filed as Exhibit 4.4, Exhibit 4.5 and Exhibit 4.1, respectively, to the registration statement of which this prospectus forms a part.

General

Subject to earlier acceleration as discussed below, each of the Notes has a maturity date that is five years from the date on which it was issued. Thus, $7.0 million in aggregate principal amount of Notes are scheduled to mature on May 10, 2018 and $3.0 million in aggregate principal amount of Notes are scheduled to mature on June 11, 2018.

A holder may convert the Conversion Amount then remaining under its Note into shares of the Company’s common stock by paying the Conversion Price of $1.55 per share to the Company. The Notes provide that the initial number of shares of common stock reserved for conversions of the Notes have been allocated pro rata among the Note holders based on the original principal amount of the Notes held by such holders (such allocation is referred to as the “Authorized Share Allocation”). If a holder transfers any of its Notes, then the transferee will be allocated a pro rata portion of the transferring holder’s Authorized Share Allocation. Any shares allocated to a holder who ceases to hold a Note will be reallocated pro rata among the remaining Note holders.

Interest on the unpaid principal balance of the Notes accrues at the rate of 6.5% per annum (18.0% per annum if there is an event of default under the Notes) and is payable quarterly in arrears on each January 1, April 1, July 1 and October 1. So long as there has been no Equity Conditions Failure, the Company may elect to convert accrued interest into common stock by issuing that number of shares of common stock equal to the amount of interest to be paid divided by the Conversion Price. Otherwise, the Company will be required to make interest payments in cash.

Under a Note, an Equity Conditions Failure will occur if, as to a particular date of determination and unless waived by the Note holder, the Equity Conditions have not been satisfied on any day during the period commencing 20 trading days immediately prior to such date of determination. The Equity Conditions are as follows:

•	on each day during the period beginning one month prior to the date of determination and ending on and including the date of determination either (i) one or more registration statements filed pursuant to the Registration Agreement is effective and the prospectus contained therein is available for the resale by the holder of all of the securities required to be registered pursuant to the Registration Agreement (the “Registrable Securities”) or (ii) all Registrable Securities are eligible for sale without restriction under Rule 144 of the Securities Act and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes);

•	on each day during the period beginning three months prior to the date of determination and ending on and including the date of determination (the “Equity Conditions Measuring Period”), the Company’s common stock is listed or designated for quotation (as applicable) on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market (an “Eligible Market”) and has not been suspended from trading on an Eligible Market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring) or pending either (i) in writing by an Eligible Market or (ii) by falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable);

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•	on the date of determination, the Company has delivered all shares of common stock issuable upon conversion of the Note and all other shares of capital stock required to be delivered by the Company on a timely basis;

•	any shares of common stock to be issued in connection with the event requiring determination may be issued in full subject to the Ownership Limitation;

•	any shares of common stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the common stock is then listed or designated for quotation (as applicable);

•	on each day during the Equity Conditions Measuring Period, the Company has not made a public announcement of a pending, proposed or intended merger, consolidation, change in control or other extraordinary transaction involving the Company or any of its subsidiaries (a “Fundamental Transaction”) that has not been abandoned, terminated or consummated;

•	the Company has no knowledge of any fact that would reasonably be expected to cause (i) any registration statement required to be filed pursuant to the Registration Agreement to not be effective or any prospectus contained therein to not be available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Agreement or (ii) any Registrable Securities to not be eligible for sale without restriction pursuant to Rule 144 and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or any applicable state securities laws (in each case, disregarding any limitation on conversion of the Notes);

•	each holder of Registrable Securities is not in possession of any material, non-public information provided to any of them by the Company or its affiliates; and

•	on the date of determination, the Company is otherwise in compliance with the Purchase Agreement and the Registration Agreement; and (xi) on each day during the Equity Conditions Measuring Period, no event of default that has not been waived exists under a Note or an event that with the passage of time or giving of notice would constitute an event of default.

Fractional shares that would otherwise be issuable upon the conversion of a Note or the payment of interest in shares will be rounded up to the next whole share in the case of a conversion and rounded to the nearest whole share in the case of an interest payment in shares.

All of the conversion and interest payment rights discussed above and elsewhere in this summary are subject to the Ownership Limitation provisions of the Notes, which prohibit any holder from receiving shares under the Notes, by way of conversion, the payment of interest in shares or otherwise, in an amount that would cause that holder to beneficially own more than 9.99% of the outstanding shares of common stock after giving effect to the issuance.

Rank

All payments due under a Note rank pari passu with all other Notes and are senior to all other Indebtedness of the Company and its Subsidiaries except for debt obligations that were outstanding as of May 10, 2013. The Notes define the term “Indebtedness” to include most forms of debt, but the term excludes obligations that the Company or its subsidiaries may owe under their real estate operating leases.

Unsecured Obligations

The Notes and the Guaranty are unsecured obligations of the Company and its subsidiaries, respectively.

Prepayment and Acceleration of Maturity

At any time after the first anniversary of the date on which a Note was issued and provided that no Equity Conditions Failure exists, but no more often than once during any 30-day period, the Company may prepay the Conversion Amount then remaining under the Note, in whole or in part, subject to a 25% prepayment premium. If, however, the amount that the Company elects to prepay exceeds the amount that the holder could convert after taking into account the Ownership Limitation, then the amount of the prepayment will be limited to such lesser amount. The Company’s election to prepay a Note will be cancelled if, unless waived by a holder, an Equity Conditions Failure occurs at any time prior to the date set for prepayment.

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The Notes permit their holders to accelerate the Company’s repayment obligations if there is a change in control (as defined in the Notes) of the Company at any time before the maturity dates of the Notes. If a change in control occurs on or before the third anniversary of a Note’s issuance date, the Company would be obligated to pay a cash premium on the unpaid principal balance to the holder of that Note equal to 15.0% if the change in control occurs on or before the first anniversary of the issuance date, 10.0% if the change in control occurs between the first and second anniversaries of the issuance date, and 5.0% if the change in control occurs between the second and third anniversaries of the issuance date.

Each Note contains events of default that are customary for this type of instrument. Upon an event of default and regardless of whether such event of default has been cured, the holder will have the right to accelerate all or a portion of the outstanding balance due under its Note and will also be entitled to exercise those rights available to an unsecured creditor of the Company. The events of default include, without limitation:

•	the suspension from trading or the failure of the common stock to be trading or listed (as applicable) on an Eligible Market for a period of five consecutive days or for more than an aggregate of 10 days in any 365-day period;

•	a failure to timely pay any principal, interest, or late fees when due under the Notes;

•	a failure to timely deliver Conversion Shares when due;

•	at any time following the 10th consecutive day that a Note holder’s Authorized Share Allocation is less than the number of shares of common stock that the holder would be entitled to receive upon the conversion of the full Conversion Amount remaining under the Note, without regard to the Ownership Limitation;

•	the occurrence of any default under, redemption of or acceleration prior to maturity of any indebtedness of the Company, other than (i) any other Notes, (ii) with respect to unsecured indebtedness only, payments contested by the Company in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment of such contested amounts, and/or (iii) any amounts not in excess of $200,000 in the aggregate;

•	the Company or Holdings, individually or in the aggregate, or any subsidiary of the Company other than Holdings, individually or in the aggregate, fails to pay, when due, indebtedness in excess of $200,000, breaches or violates any agreement for monies due in excess of $200,000 which breach or violation permits the other party to declare a default, or suffers to exist any event or circumstance that would result in a default under any agreement to which it is subject and that would have a Material Adverse Effect (as defined in the Note) on the Company or Holdings;

•	the Company, Holdings or more than five of the Company’s subsidiaries (other than Holdings) institute or become subject to bankruptcy, reorganization, liquidation, insolvency or similar proceedings or court orders;

•	a final judgment or judgments are entered against the Company or its subsidiaries for the payment of money aggregating in excess of $200,000 that are not bonded, discharged or stayed within certain time periods;

•	the occurrence of a Material Adverse Effect on the Company; and/or

•	the occurrence of an event of default under the Purchase Agreement, the Guaranty, the Registration Agreement or any other Notes.

Mandatory Conversion

The Company has the right to require the holder of a Note to convert the Conversion Amount remaining under the Note if, at any time after the first anniversary of the issuance date, (i) the dollar volume-weighted average price for the common stock on the principal market on which the common stock is then listed or traded exceeds 200% of the Conversion Price for 30 consecutive trading days, and (ii) no Equity Conditions Failure then exists, although the Company is entitled to effect only one mandatory conversion during any 20 consecutive trading days. Shares delivered in connection with a mandatory conversion must be accompanied by a payment in cash equal to the amount of any accrued and unpaid interest with respect to the amount being converted, plus all accrued and unpaid late charges with respect to such amount.

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A decision by the Company to require conversion is irrevocable, but it will be cancelled if, unless waived by a Holder, (i) the closing bid price of the Company’s common stock on the principal market on which the common stock is then listed or traded fails to exceed 200% of the Conversion Price for each trading day between the date on which the Company notifies the holder of the conversion and the trading day immediately preceding the date set for conversion, or (ii) an Equity Conditions Failure occurs between the date on which the Company notifies the Holder of the conversion and the date set for conversion. At any time prior to the third trading day prior to the date set for conversion, a Holder may elect to receive accrued but unpaid interest that would otherwise be paid with the conversion in the form of shares of common stock.

Adjustments to the Conversion Price

The Conversion Price is subject to downward or upward adjustment in the event the Company subdivides (by way of a stock split, stock dividend, recapitalization of otherwise) its outstanding shares of common stock into a greater number of shares or combines (by combination, reverse stock split or otherwise) its outstanding shares of common stock into a smaller number of shares, respectively. An adjustment may also be required if any other event affecting the outstanding common stock occurs, to the extent necessary to protect the rights of the Note holders.

Subject to any approval requirements of the stock market on which the common stock is then listed or quoted (as applicable), the Company may at any time voluntarily reduce the Conversion Price to any price and for any period of time deemed appropriate by the Company’s Board of Directors.

Covenants Relating to the Company’s Business and Corporation Activities

Subject to certain obligations of the Company and its subsidiaries under their existing contracts and instruments, the Company and its subsidiaries agreed, for so long as any Notes are outstanding, not to:

•	incur or guarantee any Indebtedness other than pursuant to the Notes and other Indebtedness specifically permitted by the Notes, referred to as “Permitted Indebtedness”;

•	redeem or repay any Indebtedness if an event of default under a Note has occurred and is continuing or if an event exists which would constitute an event of default;

•	allow any Indebtedness to mature prior to the maturity date of the Notes;

•	encumber their assets with a lien, mortgage or similar encumbrance, or allow their assets to be subject to such an encumbrance, except for liens that are specifically permitted by the Notes, referred to as “Permitted Liens”;

•	transfer any material assets other than in the ordinary course of business;

•	redeem, or declare or pay any dividends or other distributions on, any of their securities without the prior consent of the holders of a majority in aggregate outstanding principal amount of those Notes;

•	engage in any material line of business that is substantially different from the lines of business being conducted by the Company and its subsidiaries as of the date on which a Note was issued;

•	fail to preserve their properties, intellectual property or insurance coverages; or

•	engage in transactions with their affiliates other than in the ordinary course of business and consistent with past practice and necessary or desirable for the prudent operation of business.

In addition to the foregoing, the Company agreed to remain subject to Section 12 of the Exchange Act and to maintain the listing of its common stock on an Eligible Market until April 29, 2018 and agreed to comply with the Nomination Obligations (see the risk factor above entitled, “The Notes impose certain director nomination requirements on the Company’s Board of Directors.”).

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Additional Rights of the Holders

If the Company declares or makes any dividend or other distribution of its assets or rights to acquire its assets on the outstanding shares of common stock, then a Note holder will generally be entitled to that dividend or distribution as if the holder had held that number of shares of common stock that could be acquired upon full conversion of its Note as of the record date for the dividend or other distribution. The determination of the number of shares of common stock that a Note holder could acquire will be made without regard to the Ownership Limitation, but the Ownership Limitation will apply with respect to a Note holder’s right to receive such dividend or other distribution.

If the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, or other securities or property (“Purchase Rights”) pro rata to the record holders of its common stock, then each Note holder will generally be entitled to acquire, upon the terms and conditions that apply to holders of the common stock, the aggregate number of Purchase Rights which the Note holder could have acquired if it had held the number of shares of common stock that could be acquired upon full conversion of its Note as of the record date for such grant, issuance or sale. The determination of the number of shares of common stock that a Note holder could acquire will be made without regard to the Ownership Limitation, but the Ownership Limitation will apply with respect to a Note holder’s right to receive such Purchase Rights.

Prior to the consummation of a Fundamental Transaction pursuant to which holders of shares of the Company’s common stock will be entitled to receive securities or other assets with respect to or in exchange for such shares, the Company will be required to take appropriate actions to ensure that each Note holder will have the right to receive, upon conversion of its Note, at the Note holder’s option, (i) in addition to the shares of common stock receivable upon such conversion, the securities or other assets to which the Note holder would have otherwise been entitled with respect to the number of shares of common stock that could be acquired upon full conversion of its Note as of the consummation of the Fundamental Transaction, or (ii) in lieu of the shares of common stock otherwise receivable upon such conversion, the securities or other assets received by the holders of common stock in connection with the consummation of the Fundamental Transaction in such amounts as the Note holder would have been entitled to receive had its Note initially been issued with conversion rights for such securities or other assets (as opposed to shares of common stock) at a conversion price or rate commensurate with the Conversion Price.

EXPERTS

The consolidated balance sheets as of December 31, 2012 and 2011, and the consolidated statements of operations, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for each of the two years in the period ended December 31, 2012, incorporated by reference into this prospectus, have been included herein in reliance on the report of Rothstein Kass, independent registered public accountants, given on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for the Company by Gordon Feinblatt LLC, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a registration statement on Form S-3 with the Commission covering the securities that may be sold under this prospectus. This prospectus is only a part of that registration statement and does not contain all of the information in the registration statement. Because this prospectus may not contain all of the information that you may find important, you should review the full text of the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement.

The Company is subject to the information requirements of the Exchange Act, which means that the Company is required to file annual reports, quarterly reports, current reports, proxy statements and other information with the Commission. You may read and copy any document that the Company files with the Commission at the Commission’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the Commission are also available to the public from the Commission’s Internet site at http://www.sec.gov. However, information found on, or otherwise accessible through, this Internet site is not incorporated into, and does not constitute a part of, this prospectus or any other document that the Company files with or furnishes to the Commission. You should not rely on any of this information in deciding whether to purchase the securities.

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DOCUMENTS INCORPORATED BY REFERENCE

This prospectus is part of a registration statement that the Company filed with the Commission. The Commission allows the Company to “incorporate by reference” the information that it files with the Commission, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the Company files with the Commission will automatically update and supersede this information. The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference (except to the extent any information contained in such documents is “furnished” to the Commission):

(i) Annual Report on Form 10-K for the year ended December 31, 2012, filed on April 15, 2013 (which includes certain information contained in the Company’s definitive proxy statement on Schedule 14A for the 2013 Annual Meeting of Stockholders, filed on April 29, 2013, and incorporated therein by reference);

(ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 15, 2013;

(iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 14, 2013;

(iv) Current Report on Form 8-K, filed on February 13, 2013;

(v) Current Report on Form 8-K, filed on March 5, 2013;

(vi) Current Report on Form 8-K, filed on March 8, 2013;

(vii) Current Report on Form 8-K, filed on April 12, 2013;

(viii) Current Report on Form 8-K, filed on April 30, 2013;

(ix) Current Report on Form 8-K, filed on May 13, 2013;

(x) Current Report on Form 8-K, filed on June 12, 2013;

(xi) Current Report on Form 8-K filed on August 12, 2013; and

(xii) Description of the Company’s common stock which appears in the Company’s Registration Statement on Form 8-A filed on June 29, 2011, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, the following documents will automatically be deemed to be incorporated by reference into this prospectus: (i) all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement to which this prospectus relates and prior to effectiveness of the registration statement; and (ii) all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effectiveness of such registration statement and prior to the termination of the offering to which this prospectus relates. In no event, however, will any of the information that is “furnished” to the Commission from time to time by the Company in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: Crumbs Bake Shop, Inc., Corporate Secretary, P.O. Box 388, 147 Main Street, Preston, Maryland 21655. Telephone requests should be directed to the Corporate Secretary at (410) 673-1220.

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